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                                                                   EXHIBIT 10.17

                                  AMENDMENT TO
                             THE QUANEX CORPORATION
                  1989 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


         THIS AGREEMENT by Quanex Corporation (the "Company"),

                              W I T N E S S E T H:

         WHEREAS, the Board of Directors of the Company previously adopted the plan agreement known as the "Quanex Corporation 1989 Non-Employee Director Stock Option Plan" (the "Plan"); and

         WHEREAS, the Board of Directors of the Company retained the right in
Section 13 of the Plan to amend the Plan from time to time; and

         WHEREAS, the Board of Directors of the Company has approved the following amendment to the Plan;

         NOW, THEREFORE, effective January 1, 2000, the Board of Directors of the Company agrees that Paragraph 9 of the Plan is hereby amended, effective with respect to all Options issued in the future under this Plan, as follows:

                  9. TERMINATION OR DEATH OF OPTIONEE. Except as may be otherwise expressly provided herein all Options shall terminate on the earlier of the date of the expiration of the Option or the date that is three months after the optionee ceases to be a member of the Company's Board of Directors, for any reason other than the death, permanent disability or, retirement of the optionee, during which period the optionee shall be entitled to exercise the Option in respect of the number of shares that the optionee would have been entitled to purchase had the optionee exercised the Option on the date the optionee ceased to be a member of the Company's Board of Directors.

                  In the event the optionee ceases to be a member of the Company's Board of Directors because of his death, permanent disability or retirement from the Board of Directors of the Company, before the date of expiration of his Option, such Option shall continue fully in effect, including provisions providing for subsequent vesting of such Option, for a period of not longer than three years after the date of his death, permanent disability or retirement from the Board of Directors of the Company and
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         shall terminate on the earlier of the date of the expiration of such three-year period or the date of the expiration of the Option notwithstanding any provision to the contrary in the optionee's Option Agreement. After the death of the optionee, his executors, administrators or any person or persons to whom his Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the Option to exercise the Option, in respect to the number of shares that the optionee would have been entitled to exercise if he were still alive.

                  In any event, an Option shall terminate on the tenth anniversary of the date of grant of such Option.

                  For purposes of this Paragraph 9, an Optionee will be treated as having retired from the Company's Board of Directors if the Optionee shall, at the time the Optionee ceases to be a member of the Board of Directors of the Company, have served at least two full three-year terms of office as a director of the Company or six years of service as a director of the Company.

Dated: December 9, 1999.



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